Exhibit 10(jj.1)
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (“Amendment”) made as of April 10, 2008 between DUSA Pharmaceuticals, Inc., a New Jersey corporation (“DUSA”) having principal offices at 25 Upton Drive, Wilmington, Massachusetts 01887, and William O’Dell (“O’Dell”) who resides at 194 Country Club Way, Ipswich, MA 01938.
WHEREAS, the parties entered into an Employment Agreement dated April 4, 2006 (the “Agreement”); and
WHEREAS, the parties now wish to further amend the Agreement in writing to reflect an increase in the cash bonus opportunity percentage;
NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:
1.	Paragraph 3 of the Agreement (Remuneration), which reads in relevant part:
Following the end of each fiscal year, the Board may award a cash bonus to O’Dell in an amount up to 35% of O’Dell’s current base salary for such year as determined by the Board in its sole discretion.
     Shall be amended to reflect an increase in the cash bonus opportunity percentage to read:
Following the end of each fiscal year, the Board may award a cash bonus to O’Dell in an amount up to 40% of O’Dell’s current base salary for such year as determined by the Board in its sole discretion.
2.	Except as expressly provided in this Amendment No. 1, the Agreement shall remain unmodified and in full force and effect and is hereby ratified and confirmed. The execution, delivery, and effectiveness of the Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of O’Dell or DUSA.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Employment Agreement as of the latest date and year stated below.

ATTEST:	DUSA PHARMACEUTICALS, INC.

/s/ Susan Tennent	By:	/s/ Robert F. Doman Robert F. Doman
President and Chief Executive Officer
	Dated:	5/12/08

WITNESS:	EMPLOYEE:

/s/ Eleanor Sapienti	/s/ William O’Dell

William O’Dell
	Dated:	5/12/08